Exhibit 99.1

Hennessy Capital Acquisition Corp. II Announces Termination of Merger Agreement with USI

HOUSTON, TEXAS – October 4, 2016 /GlobeNewswire/ - Hennessy Capital Acquisition Corp. II (NASDAQ: HCAC, HCACU, HCACW) (“HCAC” or the “Company”) announced today that the Company and USI Senior Holdings, Inc. (“USI”) have mutually agreed to terminate the Company’s definitive merger agreement to acquire all of the outstanding capital stock of USI, which, through its subsidiaries, conducts its business under the “USI” name. The termination of the merger agreement is effective as of October 4, 2016.

“While we are disappointed by the outcome with USI, we remain highly optimistic and enthusiastic about potential acquisition opportunities in our pipeline,” said Daniel J. Hennessy, the Company’s Chairman and Chief Executive Officer. “The HCAC management team is already actively engaged in evaluating and pursuing other potential business combination opportunities consistent with our stated investment strategy.”

About Hennessy Capital Acquisition Corp. II

Hennessy Capital Acquisition Corp. II is a blank check company founded by Daniel J. Hennessy for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company's acquisition and value creation strategy is to identify, acquire and, after its initial business combination, build an industrial manufacturing, distribution or services business. For more information about Hennessy Capital Acquisition Corp. II, please visit its website at www.hennessycapllc.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing HCAC’s views as of any subsequent date, and HCAC does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

Contacts:

Solebury Communications Group

Jamie Lillis

+1 (203) 428-3223

jlillis@soleburyir.com

Richard Zubek

+1 (203) 428-3230

rzubek@soleburyir.com

Source:	Hennessy Capital Acquisition Corp. II
HOUSTON, TX